Exhibit 99

AUDIT COMMITTEE PRE-APPROVAL POLICY

I.

STATEMENT OF PRINCIPLES

The Audit Committee (or if no Audit Committee has been appointed, the entire Board of Directors performing the function of the Audit Committee) is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.  Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The appendices to this Policy, which are for illustrative purposes only, describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Audit Committee.  The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee.  The Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.

DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III.

AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee.  The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.  The Audit Committee has pre-approved the Audit services listed in Appendix A.  All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.

IV.

AUDIT-RELATED SERVICES

Audit-related services are assurances and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor.  The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved the Audit-related services listed in Appendix B.  All other Audit-related services not listed in Appendix B must be specifically pre-approved by the Audit Committee.

V.

TAX SERVICES

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence.  However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.  The Audit Committee has pre-approved the Tax services listed in Appendix C.  All Tax services involving large and complex transactions not listed in Appendix C must be specifically pre-approved by the Audit Committee.

VI.

ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit service classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.  The Audit Committee has pre-approved the All Other services listed in Appendix D.  Permissible All Other services not listed in Appendix D must be specifically pre-approved by the Audit Committee.

VII.

PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee.  Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII.

PROCEDURES

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, or the person performing such function for the Company, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

APPENDIX A

APPENDIX A

Pre-Approved Audit Services for Fiscal Year 2003

Dated:  December 15, 2003

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company	$5000 Annual

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters

$2000 Annual

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, of other regulatory or standard settling bodies  (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

$2500 Annual

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2003

Dated:  December 15, 2003

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/disposition	$10,000 Annual
Financial statement audits of employee benefit plans	N/A
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporti g matters.	$1000 Annual
Internal control reviews and assistance with internal control reporting requirements.	Included in annual audit fee

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASC, or other regulatory or standard-setting bodies  (Note:  Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

$1000 Annual
Attest services not required by statute or regulation	N/A

Appendix C

Pre-Approved Tax Services for Fiscal Year 2003

Dated:  December, 2003

Service	Range of Fees
U.S. federal, state and local tax planning and advice	$2000 Annual
U.S. federal, state and local tax compliance	Included Above
International tax planning and advice	N/A
International tax compliance	N/A
Review of federal, state, local and international income, franchise, and other tax returns	$2000

Appendix D

Pre-Approved All Other Services for Fiscal Year 2003

Dated: December, 2003

Service	Range of Fees
Contingency	$10,000

Exhibit 1

Prohibited Non-Audit Services

(1)

Bookkeeping or other services related to the accounting records of financial statements of the audit client, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

(2)

Financial information systems design and implementation, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

(3)

Appraisal or valuation services, fairness opinions or contribution-in-kind reports, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

(4)

Actuarial services, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

(5)

Internal audit outsourcing services, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements.

(6)

Management functions

(7)

Human resources

(8)

Broker-dealer, investment adviser or investment banking services

(9)

Legal services

(10)

Expert services unrelated to the audit